Exhibit 99.1

EverBank Financial Corp Announces Completion of Initial Public Offering and

Full Exercise of Underwriters’ Option to Purchase Additional Shares

Jacksonville, FL – May 8, 2012 – EverBank Financial Corp (NYSE: EVER) (“EverBank”) announced today that it has closed its initial public offering of 22,103,000 shares of common stock at $10.00 per share, which included 2,883,000 shares of common stock issued upon the exercise in full of the underwriters’ option to purchase additional shares.

Shares of EverBank common stock began trading on May 3, 2012 on the New York Stock Exchange, under the ticker symbol “EVER.”

Goldman, Sachs & Co., BofA Merrill Lynch and Credit Suisse Securities (USA) LLC acted as joint book-running managers for the offering. Keefe, Bruyette & Woods, Sandler O’Neill + Partners, L.P., Evercore Partners, Raymond James, Macquarie Capital and Sterne Agee acted as co-managers for the offering.

Copies of the prospectus relating to the initial public offering may be obtained for free by visiting the Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the initial public offering may be obtained from: Goldman, Sachs & Co. at toll-free 1-866-471-2526 or emailing prospectus-ny@ny.email.gs.com; BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department or emailing dg.prospectus_requests@baml.com; or Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, NY 10010, Attention: Prospectus Department, emailing newyork.prospectus@credit-suisse.com or calling 1-800-221-1037.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About EverBank

EverBank provides a diverse range of financial products and services directly to customers nationwide through multiple business channels. Headquartered in Jacksonville, Florida, as of December 31, 2011, EverBank had $13.0 billion in assets, $10.3 billion in deposits and approximately 2,400 employees. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses. EverBank provides services to customers through its website, over the phone, through the mail and at 14 Florida-based financial centers.

Contact

Investor Relations

877-755-6722

investor.relations@EverBank.com